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                                 EXHIBIT 10.12
                               FIRST AMENDMENT TO
                        AGREEMENT RESPECTING EMPLOYMENT

       THIS FIRST AMENDMENT TO AGREEMENT RESPECTING EMPLOYMENT ("First Amendment"), dated as of the 27th day of July 1998, is made and entered into by and between National Bank of Commerce, a national banking association (the "Company"), National Commerce Bancorporation, a Tennessee corporation (the "NCBC"), and Lewis E. Holland ("Employee") and amends certain provisions of the Agreement Respecting Employment by and between the Company, NCBC and Employee, dated as of July 1, 1994 (the "Agreement").

       WHEREAS, the Company, NCBC and Employee have determined that it is in the best interests of the parties to the Agreement to amend the Agreement to modify certain provisions.

       NOW, THEREFORE, the parties hereto agree as follows:

       1. Section 3(C) of the Agreement is hereby amended by adding the following sentence to the end of such Section:

            For purposes of this Section 3(C), payments from NCBC or any affiliate or successor of the Company or NCBC shall be treated as payments from the Company.

       2. Section 3 of the Agreement is hereby amended by relettering paragraph (D) as (E) and by adding a new paragraph (D) to read in its entirety as follows:

       D.  (i) Change in Control - Operation of Section 3(D).
               ---------------------------------------------

                   (a) This Section 3(D) shall be effective, but not operative, immediately upon execution of the First Amendment to this Agreement by the parties hereto and shall remain in effect so long as Employee remains employed by the Company on active status or part-time status, but shall not be operative unless and until there has been a Change in Control, as defined in subsection
(i)(b) hereof. Upon such a Change in Control, this Section 3(D) shall become operative immediately.

                   (b) "Change in Control" shall mean a change in control of the Company of the Company that shall be deemed to have occurred if any and when, with or without the approval of the Board of Directors of the Company incumbent prior to the occurrence,
                        (1) more than 25% of the outstanding securities entitled to vote in elections of directors of the Company or of any company which owns 25% of the voting stock of the Company ("Company's Parent") shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes Employee; or
                        2) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of the Company or Company's Parent immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company, Company's Parent or of any successor to either.

            (ii) Employee's Rights Upon Change in Control.  If a Change in
                 ----------------------------------------
       Control (as defined in subsection (b) of Section 3(D)(i)) occurs, while Employee is employed on active status by the Company, Employee may, in his sole discretion, within eighteen (1 8) months after the date of the Change in Control, give notice to the Secretary of the Company that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). If a Change in Control occurs within twelve (12) months after Employee has been placed on part-time status pursuant to either Section 4(C)(i) or Section 4(F), Employee may, in his sole discretion, within twelve (12) months after the date of the Change in Control, give notice to the Secretary of the Company that he intends to exercise his rights under
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       this Section 3(D) (the "Notice of Intention"). The right to give such
       Notice of Intention to elect to receive the payment provided for in subsection (iii) of this Section 3(D) shall continue for eighteen (I 8) months or twelve (12) months, respectively, from the date of the Change in Control irrespective of any action by the Company pursuant to Section 4(A) (iii) or Section 4(F) within such eighteen (18)or twelve (12) month period. Within thirty (30) days after the Company's receipt of the Notice of Intention, the Company shall provide written notice to Employee setting forth the Company's computation of the amount that would be payable pursuant to subsection (iii) of this Section 3(D), accompanied by the written opinion of the Company's independent certified public accountants confirming the Company's computation. If Employee takes exception to the Company's computation of such amount, Employee may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail Employee's exceptions to the Company's computation, accompanied by the written opinion of Employee's tax advisor confirming the basis for such exceptions. Exercise by Employee of his rights pursuant to this Section 3(D) shall only be made by giving further notice to the Secretary of the Company (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

            (iii)  Payment Upon Change in Control.
                   ------------------------------

                (a) If Employee gives the Notice of Exercise described in subsection (ii) of this Section 3(D) to the Company, the Company shall pay employee a lump sum amount equal to three (3) times Employee's base amount (as defined by Section 280C, of the Internal Revenue Code of 1986, as amended the "Code"), less one dollar ($1.00 ). The Company shall, within five (5) business days after the date of the Notice of Exercise, deliver to Employee its cashier's check in the amount payable pursuant to this subsection (iii)(a) of Section 3(D), and payment of such amount shall terminate Employee's right to receive any and all other payments, rights or benefits pursuant to Sections 3(A), 3(B), 4 and 5 of this Agreement, other than any pavements, rights or benefits arising (x) pursuant to Section 3(C), subsection (iii) of Section 3(D), Section 3(E) or Section 12 of this Agreement, or (y) from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of such payments, rights or benefits after the termination of Employee's relationship with the Company.

                (b) Such lump sum payment shall be in addition to and shall not be offset or reduced by any other amounts payable or that may become payable to Employee, or his beneficiaries, by the Company, including, but not limited to, salary, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, or any other compensation or benefit payment that is part of any valid previous, current, or future contract, plan or agreement, written or oral, or any indemnification payments that may be or become payable to Employee pursuant to the provisions of the Company's Certificate of Incorporation, By-laws or otherwise.

                (c) In addition to the lump sum payment under paragraph (a) above, the Company shall pay to Employee in a lump sum in cash within five (5) business days after the delivery of the Notice of Exercise the aggregate of the following amounts:

            (1) the sum of (A) Employee's Base Salary through the date of the Notice of Exercise, (B) the product of (x) the highest annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, during the three year period immediately prior to the date of the Notice of Exercise and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Notice of Exercise, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not theretofore paid; and

            (2) the amount equal to the excess (without any present value discount) of (A) the actuarial equivalent of the benefit under the
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       Company's qualified defined benefit retirement plan (the "Retirement
       Plan") (utilizing actuarial assumptions no less favorable to Employee than those in effect under the Company's Retirement Plan immediately prior to the Change in Control), and the National Bank of Commerce Supplemental Employee Retirement Plan as Amended and Restated (the "SERP") which Employee would receive if Employee's employment continued for three years after the date of the Notice of Exercise assuming for this purpose that all accrued benefits are fully vested, and, assuming that Employee's compensation in each of the three years is the Employee's highest Base Salary during the three year period immediately preceding the date of the Notice of Exercise and the Highest Annual Bonus, over (B) the actuarial equivalent of Employee's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the date of the Notice of Exercise;

            (d) If Employee gives the Notice of Exercise, for three years after Employee's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to Employee and/or Employee's eligible dependents at least equal to those provided to Employee at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer executives of the Company and its affiliated companies; provided, however, that if Employee
                                             --------
       becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Employee for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until three years after the Notice of Exercise and to have retired on the last day of such period.
       In addition to, and not in limitation of, the benefits provided by the foregoing, after termination of Employee's employment with the Company, the Company shall at least provide medical and dental insurance coverage for Employee and his spouse for their lifetimes that is comparable to the medical and dental insurance coverage provided by the Company to its principal executive officers as of July l, 1994, and the Company shall be entitled to credits for coverage to Employee and his spouse provided by Medicare.

            (e) If, within eighteen (18) months following a Change in Control which occurs while Employee is employed on active status by the Company, the Company shall terminate Employee's employment other than for cause (as defined in Section 4(A)(i) hereof) or Employee's disability, or Employee shall terminate for good reason (as defined below), Employee shall be entitled to receive the payments and benefits under Section 3(D)(iii)(a), 3(D)(iii)(c)(1), and 3(D)(iii)(d) and Employee shall remain entitled to receive the pension benefit set forth in Section 4(D)(vi).
       If Employee wishes to commence receiving such pension benefit prior to age 65 (in a lump sum or otherwise) Employee will be treated as having three (3) additional years of age and service credit and such payments shall be the actuarial equivalent (using assumptions no less favorable to Employee than those in effect under the Company's Retirement Plan as of the Change in Control) of the benefits set forth in Section 4(D)(vi).
       For purposes of this Section 3(D)(i)(e), "good reason" shall mean the occurrence of any of the following events, without Employee's express written consent: (1) the scope of the duties, and authority assignment to Employee immediately prior to the Change in Control is significantly diminished (without Employee's express written consent) whether or not for cause (other than as defined in Section 4(A)(i)); or (2) a reduction ;in Employee's Base Salary. Notwithstanding the foregoing, any violation of clause (1) above solely attributable to the fact that NCBC may no longer be a public company or may become a subsidiary, or any transfer of the Employee to a substantially similar position with a substantially similar title, level of duties and responsibilities to those assigned to Employee immediately prior to the
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       Change in Control shall not constitute good reason.

       3. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the date first above written.

                                                      ----------------------
                                                            Lewis E. Holland

                                                   NATIONAL BANK OF COMMERCE

                                                   By:
                                                      ----------------------

                                            NATIONAL COMMERCE BANCORPORATION

                                                   By:
                                                      ----------------------